Exhibit 99.1

Ares Capital Corporation Closes New Revolving Funding Facility with

Sumitomo Mitsui Banking Corporation

$200 Million Facility with Eight-Year Final Term

NEW YORK—January 24, 2012—Ares Capital Corporation (NASDAQ: ARCC) announced today that its wholly owned subsidiary, Ares Capital JB Funding LLC, has closed a new eight-year, $200 million revolving funding facility with Sumitomo Mitsui Banking Corporation (“SMBC”), an affiliate of Sumitomo Mitsui Financial Group, Inc. (NYSE:SMFG).  The facility has a three-year reinvestment period ending January 20, 2015 and a final maturity of January 20, 2020.  The reinvestment period and final maturity are both subject to two one-year extensions by mutual agreement.  The facility will be secured by first lien assets and has a stated interest rate of LIBOR (with no floor) plus 2.125%.

“We are very pleased to establish a new lending relationship with SMBC,” said Michael Arougheti, President of Ares Capital.  “SMBC’s strong financial commitment expands our borrowing capacity, further diversifies our funding sources and improves our overall funding costs.  We look forward to having a mutually rewarding, long term relationship with SMBC.”

In addition to this new $200 million facility, Ares Capital has an $810 million Revolving Credit Facility and its wholly owned subsidiary, Ares Capital CP Funding LLC, has a $500 million revolving funding facility, for total revolving debt capacity of approximately $1.5 billion, subject to borrowing base and leverage restrictions.

About Ares Capital Corporation

Headquartered in New York and with offices in Atlanta, Chicago, Los Angeles and Washington, D.C., Ares Capital is a leading specialty finance company that provides one-stop financing solutions to U.S. middle market companies and private equity sponsors. Ares Capital invests primarily in first and second lien loans and mezzanine debt, which in some cases includes an equity component. To a lesser extent, Ares Capital also makes equity investments. Ares Capital, which has elected to be regulated as a business development company under the Investment Company Act of 1940, is externally managed by Ares Capital Management LLC, a wholly owned subsidiary of Ares Management LLC. Ares Management LLC is a global alternative asset manager and a Securities and Exchange Commission registered investment adviser with approximately $46 billion of committed capital under management as of December 31, 2011. For more information, visit www.arescapitalcorp.com.

About Sumitomo Mitsui Banking Corporation

Sumitomo Mitsui Banking Corporation and its group companies offer a broad range of financial services centered on banking. They are also engaged in the leasing, securities, credit card, investment, mortgage securitization, venture capital and other credit related businesses.

Contact:

Ares Capital Corporation

Carl Drake, 404-814-5204

cdrake@aresmgmt.com